
                               UNISYS CORPORATION
              STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
              FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999
                                (UNAUDITED)
                      (Millions, except share data)
                                                  2000             1999
                                               -----------     -----------
Basic Earnings Per Common Share

Income before extraordinary item               $      56.3     $     118.0
Less dividends on preferred shares                              (     12.0)
                                               -----------     -----------
Income available to common stockholders
 before extraordinary item                            56.3           106.0
Extraordinary item                                   (19.8)
                                               -----------     -----------
Net income available to common stockholders    $      36.5     $     106.0
                                               ===========     ===========

Weighted average shares                        312,514,684     274,146,000
                                               ===========     ===========
Basic earnings per share
 Before extraordinary item                     $       .18     $       .39
 Extraordinary item                                   (.06)
                                               -----------     -----------
    Total                                      $       .12     $       .39
                                               ===========     ===========

Diluted Earnings Per Common Share

Income available to common stockholders
  before extraordinary item                    $      56.3     $     106.0
Extraordinary item                                   (19.8)
                                               -----------     -----------
Net income available to common stockholders    $      36.5     $     106.0
                                               ===========     ===========

Weighted average shares                        312,514,684     274,146,000
Plus incremental shares from assumed
  conversions
  Employee stock plans                           4,506,461      10,383,111
  Preferred stock                                                1,298,889
                                               -----------     -----------
Adjusted weighted average shares               317,021,145     285,828,000
                                               ===========     ===========
Diluted earnings per share
  Before extraordinary item                    $       .18     $       .37
  Extraordinary item                                  (.06)
                                               -----------     -----------
  Total                                        $       .12     $       .37
                                               ===========     ===========

The average shares listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

  Series A preferred stock                                      31,825,822